Exhibit 5.2
May 18, 2009
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106
Re:	Great Plains Energy Incorporated Registration Statement on Form S-3
Ladies and Gentlemen:
               I have served as assistant general counsel to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with the issuance and sale of 5,750,000 equity units (including 750,000 equity units issued and sold pursuant to the underwriters’ option to purchase additional equity units to cover over-allotments) of the Company (the “Equity Units”), covered by the Registration Statement on Form S-3 (No. 333-159131) filed on May 11, 2009 by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act, as amended (the “Securities Act”). Each Equity Unit is initially in the form of a unit consisting of (i) a stock purchase contract (a “Stock Purchase Contract”) issued by the Company under the Purchase Contract and Pledge Agreement, dated as of May 18, 2009 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon Trust Company, N.A., as purchase contract agent, and The Bank of New York Mellon Trust Company, N.A., as collateral agent, custodial agent and securities intermediary, under which (A) the holder of the Stock Purchase Contract agrees to purchase from the Company, and the Company agrees to sell to such holder, at a price of $50 per Equity Unit, a number of shares of the Company’s common stock, no par value (the “Shares”), and (B) the Company agrees to pay to the holder contract adjustment payments at the quarterly rate of 2.00%, and subject to the terms and conditions set forth in the Purchase Contract and Pledge Agreement, and (ii) a 1/20th undivided beneficial ownership interest in a 10.00% Subordinated Note due June 15, 2042 having a principal amount of $1,000 and issued under the Subordinated Indenture, dated as of May 18, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by Supplemental Indenture No. 1, dated as of May 18, 2009.
               In rendering the opinion expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Articles of Incorporation and the By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Exhibit 5.2
               Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that the Shares will be legally issued, fully paid and nonassessable when issued and delivered in accordance with the Purchase Contract and Pledge Agreement, upon payment of the consideration provided for therein.
               I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.
               I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Mark G. English Mark G. English
Assistant General Counsel and Assistant Secretary